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Exhibit 3.1(ac)

ARTICLES OF ORGANIZATION
OF
ARDEN PARK VENTURES, LLC
(a Florida Limited Liability Company)

        The undersigned natural person of the age of eighteen years or more, acting as organizer of a limited liability company under the Limited Liability Company Act of the State of Florida, hereby adopts the following Articles of Organization for such limited liability company.

  1.
  The name of the limited liability company is ARDEN PARK VENTURES, LLC.

  2.
  The mailing and street address of the principal office of the limited liability company is 215 N. Westmonte Drive, Altamonte Springs, Florida 32714.

  3.
  The management of the Company shall be vested in its Members as provided in its Operating Agreement.

  4.
  The address of the initial registered office of the limited liability company is 1201 Hays Street, Suite 105, Tallahassee, Florida 32301, and the initial registered agent at such address is Corporation Service Company.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization of ARDEN PARK VENTURES, LLC, this 15th day of December, 2004, on behalf of the parties who shall be its members.

By:	/s/ JAMES E.L. SEAY James E.L. Seay, an authorized representative of a Member

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ARTICLES OF ORGANIZATION OF ARDEN PARK VENTURES, LLC (a Florida Limited Liability Company)